Exhibit 5.2

Akerman Senterfitt One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

March 7, 2012

CoreLogic, Inc.

4 First American Way

Santa Ana, CA 92707

Re:     Form S-4 Shelf Registration Statement

Ladies and Gentlemen:

We have acted as special Florida counsel to CoreLogic Commercial Real Estate Services, Inc., a Florida corporation (the “Opinion Guarantor”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) filed by CoreLogic, Inc. (the “Parent”), the Opinion Guarantor and certain other subsidiaries of the Company under the Securities Act of 1933, as amended (the “Act”) relating to the issuance of the Parent’s 7.25% Senior Notes due 2021 (the “New Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the New Notes (the “New Guarantees”) by the Opinion Guarantor and each of the other entities listed in the Registration Statement as Subsidiary Guarantors (collectively, the “Subsidiary Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Parent is offering to exchange in the exchange offer (the “Exchange Offer”) up to $400,000,000 aggregate principal amount of New Notes for a like amount of its outstanding 7.25% Senior Notes due 2021 issued on May 20, 2011 (the “Old Notes”), which have not been registered under the Act, and to exchange the New Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Subsidiary Guarantors. The New Notes and the New Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an Indenture, dated as of May 20, 2011 (the “Indenture”), among the Parent, the Opinion Guarantor, the Subsidiary Guarantors and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with issuing this opinion, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement and the Prospectus;

(2)	the Indenture, including the New Note Guarantees contained therein (collectively the “Indenture”);

BOCA RATON        DALLAS        DENVER         FORT LAUDERDALE        JACKSONVILLE        LAS VEGAS        LOS ANGELES         MADISON        MIAMI        NAPLES

NEW YORK        ORLANDO        PALM BEACH         SALT LAKE CITY        TALLAHASSEE        TAMPA        TYSONS CORNER         WASHINGTON, D.C.

WEST PALM BEACH

(3)	a specimen of the New Notes (the “Specimen,” and collectively with the Indenture, the “Opinion Documents”;

(4)	the Articles of Incorporation of the Company, as presently in effect;

(5)	the By-Laws of the Company, as presently in effect;

(6)	certain resolutions adopted by the board of directors of the Opinion Guarantor relating to the Exchange Offer, the Registration Statement and related matters; and

(7)	the Certificate of Good Standing with respect to the Opinion Guarantor issued by the Secretary of State of the State of Florida (the “Certificate of Good Standing”).

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Guarantor, such agreements, certificates of public officials, certificates of officers or other representatives of the Opinion Guarantor and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents other than the Opinion Guarantor; (d) the entity power of each party to the Opinion Documents (other than the Opinion Guarantor) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Opinion Guarantor) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; and (f) as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Opinion Guarantor.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1.	The Company is a Florida corporation that is validly existing and in good standing under Florida law.

2.	The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

3.	The Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

4.	The Indenture has been executed and delivered by the Company.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida, as in effect on the date hereof.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Sidley Austin LLP may rely upon this opinion letter in connection with the opinion letter to be submitted by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the reference therein to our firm under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

AKERMAN SENTERFITT

/s/ Akerman Senterfitt

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